Exhibit 99
PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2020 RESULTS
AND RELEASES 5-YEAR PIPELINE METRICS
▪Upjohn Business(1) Now Accounted for as a Discontinued Operation for All Periods Presented, Excluded from Adjusted(2) Results
▪Full-Year 2020 Revenues of $41.9 Billion, Which Now Exclude Upjohn(1), Reflect 3% Operational Growth; When the Impact from Consumer Healthcare(1) and the $154 Million of Sales of BNT162b2 are Excluded, Full-Year 2020 Revenues Grew 8% Operationally
–Operational Growth Primarily Driven by Strong Performances from Vyndaqel/Vyndamax, Eliquis, Oncology Biosimilars, Ibrance, Prevenar 13 Outside of the U.S., Inlyta, Xeljanz and Xtandi
▪Fourth-Quarter 2020 Revenues of $11.7 Billion, Reflecting 11% Operational Growth; Excluding Sales of BNT162b2, Revenues Grew 9% Operationally
▪Full-Year 2020 Reported Diluted EPS(3) of $1.71, Adjusted Diluted EPS(2) of $2.22; Fourth-Quarter 2020 Reported Diluted EPS(3) of $0.10, Adjusted Diluted EPS(2) of $0.42
▪Raises Full-Year 2021 Guidance(4) for Adjusted Diluted EPS(2) to a range of $3.10-$3.20 and Provides 2021 Financial Guidance(4) for Other Adjusted(2) Income Statement Line Items
▪Achieved Clinical Trial Success Rates of 48% in Phase 1, 52% in Phase 2, 85% in Phase 3 and an End-to-End Clinical Success Rate of 21%, All of Which Exceeded the Industry Averages(5)
NEW YORK, NY, Tuesday, February 2, 2021 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter 2020 and full-year 2020, raised 2021 guidance(4) for Adjusted diluted EPS(2) and provided 2021 financial guidance(4) for other Adjusted(2) income statement line items, including details regarding the expected contributions to 2021 performance from BNT162b2, the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “2020 has been a transformational year, not only for Pfizer, but also in the life of every patient in every community that we serve. As a company, we saw the culmination of Pfizer’s decade-long conversion into a pure-play, science and innovation-focused company. Right away, our ability to move quickly and utilize cutting-edge science to help address the world’s most important medical challenges was put to the test by the COVID-19 pandemic. Our record-breaking success at developing a vaccine against COVID-19, along with our partner BioNTech, is just one example of what we believe this new Pfizer is capable of achieving. As the world looks forward to 2021 with renewed hope for better days ahead, we also look forward with renewed confidence and resolve in our ability to fulfill our purpose, to deliver breakthroughs that change patients’ lives.”

Frank D’Amelio, Chief Financial Officer and Executive Vice President, Global Supply, stated: “I am very pleased with how our company performed in 2020, and particularly in the fourth quarter, where we achieved double digit operational revenue growth driven by a wide range of products and geographies, including growth within all of our therapeutic areas. I was also pleased that Pfizer completed the transaction to combine Upjohn with Mylan to form Viatris in the fourth quarter, which I believe positions both Pfizer and Viatris for a bright future. I feel confident in our ability to continue to perform well and deliver on our commitments in 2021 and beyond, both to our patients and to our shareholders.”
Results for the fourth quarter and full-year 2020 and 2019(6) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2020	2019	Change	2020	2019	Change
Revenues	$ 11,684	$ 10,449	12%	$ 41,908	$ 41,172	2%
Reported Net Income/(Loss)(3)	594	(337)	*	9,616	16,273	(41%)
Reported Diluted EPS/(LPS)(3)	0.10	(0.06)	*	1.71	2.87	(40%)
Adjusted Income(2)	2,366	2,055	15%	12,506	10,817	16%
Adjusted Diluted EPS(2)	0.42	0.36	14%	2.22	1.91	16%

* Indicates calculation not meaningful.
REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Internal Medicine	$ 2,308	$ 2,282	1%	1%	$ 9,003	$ 8,790	2%	3%
Oncology	3,024	2,466	23%	21%	10,867	9,014	21%	21%
Hospital	2,220	2,056	8%	7%	7,961	7,772	2%	3%
Vaccines	2,001	1,708	17%	16%	6,575	6,504	1%	2%
Inflammation & Immunology	1,267	1,251	1%	—	4,567	4,733	(4%)	(3%)
Rare Disease	865	686	26%	24%	2,936	2,278	29%	29%
Biopharmaceutical Products	$ 11,684	$ 10,449	12%	11%	$ 41,908	$ 39,090	7%	8%
Consumer Healthcare(1) Products	—	—	—	—	—	2,082	(100%)	(100%)
Total Revenue	$ 11,684	$ 10,449	12%	11%	$ 41,908	$ 41,172	2%	3%

Revenues and expenses associated with the Upjohn Business(1) for all periods presented have been recategorized as discontinued operations and excluded from Adjusted(2) results. Pfizer’s Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, which had been reported within the results of the Upjohn Business(1), is now included within the Hospital therapeutic area for all periods presented.

Following the completion of the spin-off of the Upjohn Business(1) in the fourth quarter of 2020, we now operate as a single focused innovative biopharmaceutical company engaged in the discovery, development, manufacturing, marketing, sales and distribution of biopharmaceutical products worldwide.
Acquisitions and other business development activities completed in 2019 and 2020 impacted financial results in the periods presented(1). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange rates(7).
2021 FINANCIAL GUIDANCE(4)(8)
Financial guidance reflects management’s current expectations for operational performance, foreign exchange rates as well as management’s current projections as to the severity, duration and global macroeconomic impact of the COVID-19 pandemic.
Key guidance assumptions included in these projections broadly reflect a continued recovery in macroeconomic and healthcare activity throughout 2021 as more of the population becomes vaccinated against COVID-19. These assumptions are guided by the trajectory of current infection rates in many parts of the world and the expected timeline for broad access to effective vaccines.
Pfizer raised its guidance range for Adjusted Diluted EPS(2) provided on January 12, 2021 due primarily to additional refinements of its COVID-19 vaccine revenue forecast and is providing for the first time 2021 financial guidance for other income statement line items. Current 2021 financial guidance is presented below.

Revenues	$59.4 to $61.4 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	32.0% to 33.0%
Adjusted SI&A Expenses(2)	$11.0 to $12.0 billion
Adjusted R&D Expenses(2)	$9.2 to $9.7 billion
Adjusted Other (Income)/Deductions(2)	Approximately $2.2 billion of income
Effective Tax Rate on Adjusted Income(2)	Approximately 15.0%
Adjusted Diluted EPS(2)	$3.10 to $3.20
(previously $3.00 to $3.10)

The midpoint of the guidance range for revenues represents 44% growth from 2020 revenues, including an expected $1.4 billion, or 3%, favorable impact from changes in foreign exchange rates. The midpoint of the updated guidance range for Adjusted diluted EPS(2) reflects a 42% increase over 2020 actual results, including an expected $0.09, or 4%, benefit due to favorable changes in foreign exchange rates.
Financial guidance for Adjusted diluted EPS(2) is calculated using approximately 5.7 billion weighted average shares outstanding, and does not currently assume any share repurchases in 2021.
Assumptions Related to BNT162b2 Within Guidance
Given the significant impact that BNT162b2 is expected to have on the company’s overall results in 2021, Pfizer is providing additional details on the revenue and margin assumptions incorporated within the above guidance ranges. These assumptions are summarized below.

Revenues for BNT162b2	Approximately $15 billion
Adjusted Income(2) Before Tax (IBT) Margin for BNT162b2	High-20s as a Percentage of Revenues

The BNT162b2 revenue projection incorporated within Pfizer’s 2021 financial guidance primarily includes doses that are expected to be delivered in 2021 under existing contracts, and may be adjusted in the future as additional contracts are executed.
Adjusted(2) IBT margin guidance for BNT162b2 incorporates the current expectation for revenues for the product, less anticipated Adjusted(2) costs to manufacture, market and distribute BNT162b2, including applicable royalty expenses and a 50% gross margin split with BioNTech, as well as shared R&D expenses related to BNT162b2 and costs associated with other assets currently in development for the prevention and treatment of COVID-19. It does not include an allocation of corporate or other overhead costs.
Selected Financial Guidance Ranges Excluding BNT162b2
To demonstrate Pfizer’s performance against management’s stated long-term growth goals for its business excluding BNT162b2, Pfizer is providing 2021 revenue, Adjusted Cost of Sales(2) as a percentage of revenues and Adjusted diluted EPS(2) guidance ranges with BNT162b2 contributions excluded.

Revenues	$44.4 to $46.4 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	21% to 22%
Adjusted Diluted EPS(2)	$2.50 - $2.60

The midpoint of the revenue guidance range above reflects approximately 6% operational growth compared to 2020 when all revenue impacts related to BNT162b2 are excluded from both periods, which is in line with the company’s stated goal of at least a 6% revenue compound annual growth rate through 2025. The midpoint of Pfizer’s Adjusted Diluted EPS(2) guidance range excluding BNT162b2 reflects approximately 11% operational growth compared to the prior year.
CAPITAL ALLOCATION
▪During full-year 2020, Pfizer paid $8.4 billion of cash dividends, composed of quarterly dividends of $0.38 per share of common stock.
▪No share repurchases were made in 2020 and no shares have been repurchased to date in 2021. As of February 2, 2021, Pfizer’s remaining share repurchase authorization is $5.3 billion. Current 2021 financial guidance does not reflect any share repurchases in 2021.
▪Fourth-quarter 2020 diluted weighted-average shares outstanding used to calculate Reported(3) and Adjusted(2) diluted EPS was 5,662 million shares, an increase of 31 million shares compared to the prior-year quarter primarily due to shares issued for employee compensation programs.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2020 vs. Fourth-Quarter 2019)
Fourth-quarter 2020 revenues totaled $11.7 billion, an increase of $1.2 billion, or 12%, compared to the prior-year quarter, reflecting operational growth of $1.1 billion, or 11%, as well as a favorable impact of foreign exchange of $100 million, or 1%. Operational growth was primarily driven by:
▪Vyndaqel/Vyndamax globally, up 96% operationally, driven by the continued strong performance of the launch of the transthyretin amyloid cardiomyopathy (ATTR-CM) indication in the U.S. and Japan in 2019 and the European Union (EU) approval of the ATTR-CM indication in 2020;
▪Prevnar 13/Prevenar 13, up 10% operationally, primarily driven by:
–36% operational growth in developed Europe, reflecting increased adult uptake in certain markets resulting from greater vaccine awareness for respiratory illnesses, including specifically pneumococcal disease, due to the COVID-19 pandemic; and
–11% growth in the U.S., due to the favorable impact of timing of government purchases for the pediatric indication, partially offset by a decline in the adult indication reflecting the impact of the revised Advisory Committee on Immunization Practices recommendation for the adult indication to shared clinical decision making, as well as the continued impact of a lower remaining eligible adult population;
▪BNT162b2, which was granted an emergency use authorization (EUA) in the U.S. in December 2020, and which contributed $154 million in sales in the fourth quarter;
▪Eliquis, up 14% operationally, led by growth in the emerging markets, developed Europe and the U.S., driven primarily by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains. In the U.S., strong volume growth was partially offset by a lower net price due to an increased impact from the Medicare “coverage gap” and unfavorable channel mix;
▪Ibrance globally, up 11% operationally, primarily driven by strong cyclin-dependent kinase (CDK) class penetration and Ibrance’s continued CDK leadership in metastatic breast cancer;
▪Xeljanz globally, up 14% operationally, primarily driven by:
–13% growth in the U.S., primarily reflecting higher volumes within the rheumatoid arthritis (RA), psoriatic arthritis (PsA) and ulcerative colitis (UC) indications, driven by reaching additional patients through improvements in formulary access, partially offset by increased discounts from recently-signed contracts which were entered into in order to unlock access to additional patient lives; and
–16% operational growth in international markets, primarily reflecting continued uptake in the RA indication and, to a lesser extent, the UC indication in certain developed markets;
▪Inlyta globally, up 41% operationally, primarily reflecting increased demand in the U.S. and developed Europe following the approvals in 2019 for combinations of certain immune checkpoint inhibitors and Inlyta for the first-line treatment of patients with advanced renal cell carcinoma; and
▪Xtandi in the U.S., up 16%, primarily driven by continued strong demand in the metastatic and non-metastatic castration-resistant prostate cancer indications, as well as the metastatic castration-sensitive prostate cancer indication, which was approved in the U.S. in December 2019; as well as
▪Biosimilars, which grew 86% operationally to $525 million, primarily driven by recent oncology biosimilar launches of Ruxience (rituximab), Zirabev (bevacizumab) and Trazimera (trastuzumab) in the U.S. and other global markets, as well as continued growth from Retacrit (epoetin), primarily in the U.S., partially offset primarily by lower revenues for:
▪Chantix in the U.S., down 40%, driven by the loss of patent protection in the U.S. in November 2020, as well as a negative impact from the COVID-19 pandemic resulting in a decline in patient visits to doctors for preventative health purposes; and
▪Enbrel internationally, down 18% operationally, primarily reflecting continued biosimilar competition in most developed Europe markets as well as in Brazil and Japan.
GAAP Reported(3) Income Statement Highlights
SELECTED REPORTED COSTS AND EXPENSES(3)

($ in millions)	Fourth-Quarter				Full-Year
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(3)	$ 2,919	$ 2,087	40%	32%	$ 8,692	$ 8,251	5%	5%
Percent of Revenues	25.0%	20.0%	N/A	N/A	20.7%	20.0%	N/A	N/A
SI&A Expenses(3)	3,757	3,748	—	(1%)	11,615	12,750	(9%)	(8%)
R&D Expenses(3)	3,354	2,755	22%	21%	9,405	8,394	12%	12%
Total	$ 10,030	$ 8,590	17%	14%	$ 29,712	$ 29,396	1%	1%

Other (Income)/Deductions––net(3)	$436	$2,795	(84%)	(84%)	$669	$3,314	(80%)	(82%)
Effective Tax Rate on Reported Income(3)	(95.9%)	53.9%			6.4%	5.4%

Fourth-quarter 2020 Cost of Sales(3) as a percentage of revenues increased 5.0 percentage points compared with the prior-year quarter. The primary drivers for the increase include:
▪the negative impact of changes in foreign exchange rates, which unfavorably impacted Cost of Sales(3) more than it favorably impacted revenues in the fourth quarter of 2020;
▪unfavorable changes in product mix, including increased sales of lower margin products such as BNT162b2, partially offset by the favorable impact of higher alliance revenues;
▪an unfavorable year-over-year impact of cash flow hedging on inventory; and
▪additional COVID-19-related expenses.
SI&A Expenses(3) were essentially flat in fourth-quarter 2020 compared with the prior-year quarter.

Fourth-quarter 2020 R&D Expenses(3) increased compared with the prior-year quarter, which primarily reflects, among other things, spending on Pfizer’s efforts to develop BNT162b2 and other potential vaccines and therapeutics to help prevent and treat COVID-19.
Pfizer recorded lower other deductions––net(3) in fourth-quarter 2020 compared with the prior-year quarter, primarily driven by reductions in asset impairment charges, pension-related costs and expenses associated with certain legal matters, partially offset by higher net losses on asset disposals and lower net gains on equity securities.
Pfizer recorded a tax benefit on Reported income(3) of $0.2 billion in the fourth quarter of 2020, compared to a tax benefit of $1.2 billion in the fourth quarter of 2019. The decrease was primarily related to the non-recurrence of the tax benefits related to certain tax initiatives associated with the implementation of a new organizational structure as well as lower tax benefits related to the impairment of intangible assets.
Adjusted(2) Income Statement Highlights
SELECTED ADJUSTED COSTS AND EXPENSES(2)

($ in millions)	Fourth-Quarter				Full-Year
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,891	$ 2,078	39%	31%	$ 8,592	$ 8,062	7%	6%
Percent of Revenues	24.7%	19.9%	N/A	N/A	20.5%	19.6%	N/A	N/A
Adjusted SI&A Expenses(2)	3,584	3,624	(1%)	(2%)	11,124	12,488	(11%)	(10%)
Adjusted R&D Expenses(2)	3,071	2,465	25%	24%	8,884	7,736	15%	15%
Total	$ 9,546	$ 8,167	17%	14%	$ 28,599	$ 28,285	1%	1%

Adjusted Other (Income)/Deductions––net(2)	($596)	($94)	*	*	($1,474)	($270)	*	*
Effective Tax Rate on Adjusted Income(2)	10.8%	10.4%			13.5%	15.8%

* Indicates calculation not meaningful.
Adjusted Cost of Sales(2) as a percentage of revenues in the fourth quarter increased 4.8 percentage points compared to the prior year quarter, driven primarily by the factors listed in the Reported(3) section above.
On a full-year basis, Adjusted Cost of Sales(2) as a percentage of revenues increased 0.9 percentage points compared to the prior year.
A full reconciliation of Reported(3) to Adjusted(2) financial measures and associated footnotes can be found in the financial tables section of this press release.

FULL-YEAR REVENUE SUMMARY (Full-Year 2020 vs. Full-Year 2019)
Full-year 2020 revenues totaled $41.9 billion, an increase of $736 million, or 2%, compared to full-year 2019, reflecting operational growth of $1.1 billion, or 3%, and the unfavorable impact of foreign exchange of $331 million, or 1%.
Revenue Highlights
Full-year 2020 revenues for Pfizer’s biopharmaceutical therapeutic areas totaled $41.9 billion, up 8% operationally, primarily driven by strong growth for:
▪Vyndaqel/Vyndamax and Eliquis globally;
▪Oncology biosimilars, including the recent launches of Ruxience, Zirabev and Trazimera;
▪Ibrance in the U.S. and emerging markets;
▪Sterile injectables products in the U.S.;
▪Prevenar 13 outside the U.S.;
▪Inlyta and Xeljanz globally; and
▪Xtandi in the U.S.,
partially offset primarily by lower revenues for:
▪Enbrel internationally;
▪Prevnar 13 in the U.S.; and
▪Chantix in the U.S.
Full-year 2020 revenues for consumer healthcare products declined by $2.1 billion, or 100% operationally, reflecting the July 31, 2019 completion of the Consumer Healthcare joint venture transaction with GSK(1).
RECENT NOTABLE DEVELOPMENTS (Since October 27, 2020)
Product Developments
▪Bavencio (avelumab) -- In January 2021, EMD Serono, the biopharmaceutical business of Merck KGaA, and Pfizer announced that the European Commission (EC) approved Bavencio as monotherapy for the first-line maintenance treatment of adult patients with locally advanced or metastatic urothelial carcinoma who are progression-free following platinum-based chemotherapy.
▪Lorbrena (lorlatinib) -- In December 2020, Pfizer announced that the U.S. Food and Drug Administration (FDA) has accepted for Priority Review the supplemental New Drug Application (sNDA) for lorlatinib as a first-line treatment for people with anaplastic lymphoma kinase (ALK)-positive metastatic non-small cell lung cancer (NSCLC). The sNDA is based on data from the pivotal CROWN study and is being reviewed by the FDA under its Real-Time Oncology Review pilot program. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is in April 2021.
▪Xalkori (crizotinib) -- In January 2021, Pfizer announced that the FDA approved the sNDA for Xalkori for the treatment of pediatric patients 1 year of age and older and young adults with relapsed or refractory, systemic anaplastic large cell lymphoma that is anaplastic lymphoma kinase (ALK)-positive.
▪Xeljanz (tofacitinib)
–In November 2020, Pfizer announced positive results from a Phase 3 investigational study evaluating the safety and efficacy of tofacitinib in adults with active ankylosing spondylitis (AS). The study met its primary and key secondary endpoint of Assessment in SpondyloArthritis International Society (ASAS) 20 and 40 response, respectively, compared to placebo at week 16. The FDA has accepted Pfizer’s application for the AS indication and the PDUFA goal date is in Q2 2021.
–In January 2021, Pfizer announced co-primary endpoint results from ORAL Surveillance, a post-marketing required study which evaluated the safety of tofacitinib at two doses (5 mg twice daily and 10 mg twice daily) versus a TNF inhibitor (TNFi) in subjects with RA who were 50 years of age or older and had at least one additional cardiovascular risk factor. The co-primary endpoints of this study were non-inferiority of tofacitinib compared to TNFi in regard to major adverse cardiovascular events and malignancies (excluding non-melanoma skin cancer). Results showed that for these co-primary endpoints, the prespecified non-inferiority criteria were not met for the primary comparison of the combined tofacitinib doses to TNFi. Additionally, based on the prespecified secondary comparisons, there was no evidence of a difference in the primary endpoints between the two tofacitinib treatment groups. Pfizer is analyzing data beyond the co-primary endpoints and working with regulatory agencies to review the full results and analyses as they become available.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

As of the end of 2020, Pfizer achieved Phase 1, Phase 2, Phase 3/registration and end-to-end clinical success rates beyond the industry averages. These metrics also demonstrate a significant improvement in Pfizer’s clinical success rate metrics compared to the same metrics from 5 years ago, leading to an end-to-end clinical success rate of 21% as of the end of 2020, up from 5% as of the end of 2015.

5-Year Clinical Trial Success Rate Improvement

Clinical Trial Success Rates (new molecular entities only)	Phase 1 (3-year avg.)	Phase 2 (5-year avg.)	Phase 3/Reg. (5-year avg.)	End-to-End Success Rate
Pfizer (through 2020)	48%	52%	85%	21%
Industry(5) (through 2019)	40%	29%	72%	8%
Pfizer (through 2015)	48%	15%	70%	5%

Below are specific updates on pipeline assets since our previous earnings announcement on October 27, 2020:
▪Abrocitinib (PF-04965842) -- In November 2020, Pfizer announced positive top-line results from the fifth Phase 3 trial of abrocitinib, JADE REGIMEN, a 52-week study which investigated abrocitinib in patients 12 and older with moderate to severe atopic dermatitis (AD) following response to initial open label induction treatment with abrocitinib 200 mg. Patients were randomized into one of three arms: 200 mg, 100 mg or placebo. Both doses of abrocitinib met the primary endpoint, resulting in significantly fewer patients experiencing a loss of response requiring rescue treatment compared to those randomized to placebo. Both doses also met the key secondary endpoint of a larger percentage of patients maintaining an Investigator’s Global Assessment (IGA) response of clear or almost clear relative to placebo.
▪BNT162b2 (COVID-19 Vaccine) Development Program
–Clinical and Research Developments
•In November 2020, Pfizer and BioNTech announced that BNT162b2 met both of the Phase 3 study’s primary efficacy endpoints at the final efficacy analysis. Analysis of the data indicated a vaccine efficacy rate of 95% for the prevention of COVID-19, measured from 7 days after the second dose. Efficacy was consistent across age, gender, race and ethnicity demographics. The observed efficacy in adults over 65 years of age was over 94%. Of the 10 severe cases of COVID-19 observed in the trial at the time of the analysis, nine of the cases occurred in the placebo group and one in the BNT162b2 vaccinated group. No serious safety concerns related to the vaccine were observed in the trial, with most solicited adverse events resolving shortly after vaccination.

•In January 2021, Pfizer and BioNTech announced results from an in vitro study that provides additional data on the capability of sera from individuals immunized with BNT162b2 to neutralize the SARS-CoV-2 U.K. strain, also known as B.1.1.7 lineage or VOC 202012/01. The study found that sera of participants from the previously reported German Phase 1/2 trial inhibited pseudovirus bearing the full set of U.K. strain spike mutations in a neutralization range that is regarded as biologically equivalent to the unmutated Wuhan SARS-CoV-2 spike, making it likely that COVID-19 caused by the U.K. virus variant will also be prevented by immunization with BNT162b2. However, further data are needed to monitor BNT162b2’s effectiveness in preventing COVID-19 caused by new virus variants.
•In January 2021, Pfizer and BioNTech announced results from in vitro neutralization studies in which three engineered viruses with key mutations present in the U.K. and South Africa variants were tested against a panel of human sera from 20 participants vaccinated with BNT162b2 in the previously reported Phase 3 trial. Of the three recombinant variants, one has a mutation common to both the U.K. and South Africa variants (N501Y), one has mutations common to the U.K. variant (Δ69/70+N501Y+D614G), and the third has mutations common to the South Africa variant (E484K+N501Y+D614G). The sera from individuals vaccinated with BNT162b2 neutralized all the SARS-CoV-2 strains tested, although neutralization against the virus with the three key mutations present in the South African variant was slightly lower when compared to neutralization of virus containing the other mutations that were evaluated. While these findings do not indicate the need for a new vaccine to address the emerging variants, Pfizer and BioNTech are prepared to respond if a variant of SARS-CoV-2 demonstrates evidence of escaping immunity by BNT162b2.
–Regulatory Developments
•On December 2, 2020, Pfizer and BioNTech announced that the Medicines & Healthcare Products Regulatory Agency (MHRA) in the U.K. granted a temporary authorization for emergency use for BNT162b2 against COVID-19. This constituted the developed world’s first authorization for emergency use for a vaccine to prevent COVID-19.
•On December 11, 2020, Pfizer and BioNTech announced that the FDA authorized the emergency use of BNT162b2 against COVID-19 in individuals 16 years of age or older. The vaccine is authorized under an Emergency Use Authorization (EUA) while Pfizer and BioNTech gather additional data and prepare to file a planned Biologics License Application (BLA) with the FDA for a possible full regulatory approval in 2021(9).
•On December 21, 2020, Pfizer and BioNTech announced the EC has granted a conditional marketing authorization (CMA) to Pfizer and BioNTech for BNT162b2 for active immunization to prevent COVID-19 caused by SARS-CoV-2 virus, in individuals 16 years of age and older. The CMA is valid in all 27 member states of the EU.
•BNT162b2 has now been granted a CMA, EUA or temporary authorization in more than 50 countries worldwide.
–Commercial Developments
•In December 2020, Pfizer and BioNTech announced a second agreement with the U.S. government to supply an additional 100 million doses of BNT162b2 from production facilities in the U.S. This agreement brings the total number of doses to be delivered to the U.S. to 200 million. The companies now expect to deliver the full 200 million doses to the U.S. government by the end of May 2021. Consistent with the original agreement announced in July 2020, the U.S. government will pay $1.95 billion for the additional 100 million doses.
•In December 2020, Pfizer and BioNTech announced they will supply an additional 100 million doses of BNT162b2 to the 27 EU member states in 2021. This announcement is a result of the EC’s decision to exercise its option to purchase an additional 100 million doses under its Advanced Purchase Agreement signed on November 11, 2020. This agreement brings the total number of doses to be delivered to the EU to 300 million.
•In January 2021, Pfizer and BioNTech announced an advance purchase agreement with COVAX for up to 40 million doses, to be delivered throughout 2021. COVAX is a global initiative to ensure equitable access to COVID-19 vaccines for all countries, regardless of income levels. COVAX includes an Advanced Market Commitment (AMC) financial mechanism that aims to ensure that 92 low- and lower-middle-income countries will be able to secure access to COVID-19 vaccines at the same time as higher-income countries. For the COVAX AMC 92 countries, Pfizer and BioNTech will provide the vaccine to COVAX at a not-for-profit price. Supply of the vaccine is subject to the negotiation and execution of additional agreements under the COVAX Facility structure.
▪Elranatamab (PF-06863135)
–In December 2020, Pfizer announced safety and clinical response results from an ongoing Phase 1 study for elranatamab, a B-cell maturation antigen (BCMA) CD3-targeted bispecific antibody. Data from 30 patients with relapsed or refractory multiple myeloma showed manageable safety across all subcutaneous dose levels with no dose-limiting toxicities observed, and 83% of patients achieved a clinical response at the highest dose level of 1,000 μg/kg weekly, which is the recommended Phase 2 dose.
–In January 2021, elranatamab received Fast Track Designation from the FDA for treatment of patients with multiple myeloma who are refractory to at least one proteasome inhibitor, one immunomodulatory drug and one anti-CD38 antibody.
▪Giroctocogene fitelparvovec (SB-525 or PF-07055480) -- In December 2020, Pfizer and Sangamo Therapeutics, Inc. announced updated follow-up data from the Phase 1/2 Alta study of giroctocogene fitelparvovec, an investigational gene therapy for patients with severe hemophilia A. All five patients in the high dose 3 x 1013 vg/kg cohort have had at least one year of follow-up and showed sustained factor VIII (FVIII) activity levels, with a group median FVIII activity of 56.9% and a group geometric mean FVIII activity of 70.4% via chromogenic assay from week 9 to 52.
▪Marstacimab (PF-06741086) -- In November 2020, Pfizer announced that the first participant has been dosed in the Phase 3 BASIS study of marstacimab, an anti-tissue factor pathway inhibitor. BASIS is a global Phase 3, open-label, multicenter study evaluating annualized bleed rate through 12 months on treatment with marstacimab in approximately 145 adolescent and adult participants between ages 12 to <75 years with severe hemophilia A or B (defined as factor VIII or factor IX activity <1%, respectively), with or without inhibitors.
▪PF-06482077 (20-Valent Pneumococcal Conjugate Vaccine candidate) -- In December 2020, Pfizer announced that the FDA accepted for priority review a BLA for its 20-valent pneumococcal conjugate vaccine candidate, as submitted for the prevention of invasive disease and pneumonia caused by Streptococcus pneumoniae serotypes in the vaccine in adults ages 18 years and older. The PDUFA goal date for a decision by the FDA is in June 2021.
▪PF-06939926 (Duchenne muscular dystrophy (DMD) gene therapy) -- In January 2021, Pfizer announced that the first participant has been dosed in the Phase 3 CIFFREO study, which will evaluate the efficacy and safety of PF-06939926, in boys with DMD. The CIFFREO trial is expected to enroll 99 ambulatory male patients, ages 4 through 7, across 55 clinical trial sites in 15 countries. The first patient was dosed at a site in Barcelona, Spain on December 29, 2020.
▪Recifercept -- In December 2020, Pfizer announced that the first participants were dosed in the global Phase 2 multiple dose, randomized study to assess the safety, tolerability, pharmacokinetics and efficacy of recifercept in children with achondroplasia.
▪Relugolix -- In January 2021, Myovant Sciences (Myovant) and Pfizer announced that the Phase 3 SPIRIT long-term extension study of the investigational once-daily relugolix combination therapy (relugolix 40 mg plus estradiol 1.0 mg and norethindrone acetate 0.5 mg) in women with endometriosis reported clinically meaningful reductions in dysmenorrhea (menstrual pain) and non-menstrual pelvic pain over one year (52 weeks) with minimal and stable bone mineral density loss. The data are consistent with the efficacy and safety profile observed through 24 weeks in the Phase 3 SPIRIT 1 and SPIRIT 2 studies. These results will be included in the New Drug Application (NDA) to the FDA for relugolix combination tablet for the treatment of women with endometriosis, anticipated to be submitted in the first half of 2021.
▪Ritlecitinib (PF-06651600) -- In January 2021, ritlecitinib (JAK3-TEC selective) oral small molecule reported positive top-line results in two Phase 2 studies, one for vitiligo and one demonstrating strong clinical remission rates in ulcerative colitis. Data from both studies will be presented at scientific congresses later this year.
▪Somatrogon (MOD-4023) -- In January 2021, Pfizer and OPKO Health Inc. announced that the FDA has accepted for filing the initial BLA for somatrogon, a long-acting human growth hormone that is intended to be administered once-weekly for the treatment of pediatric patients with growth hormone deficiency. The PDUFA goal date for a decision by the FDA is in October 2021.
Corporate Developments
▪In November 2020, Pfizer announced that it completed the transaction to spin off its Upjohn Business and combine it with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). Under the terms of the transaction, which was structured as an all-stock Reverse Morris Trust, Upjohn Inc. was spun off to Pfizer stockholders by way of a pro rata distribution and immediately thereafter combined with Mylan. In the distribution, Pfizer stockholders received approximately 0.124079 shares of Viatris common stock for every one share of Pfizer common stock held as of the close of business on the record date. As of the closing of the combination, Pfizer stockholders owned approximately 57% of the outstanding shares of Viatris common stock, and Mylan shareholders owned approximately 43% of the outstanding shares of Viatris common stock, in each case on a fully diluted, as-converted and as-exercised basis.
▪In December 2020, Myovant and Pfizer announced a collaboration to develop and commercialize relugolix – a once-daily, oral gonadotropin-releasing hormone receptor antagonist – in advanced prostate cancer and women’s health in the U.S. and Canada. Pfizer also received an exclusive option to commercialize relugolix in oncology outside the U.S. and Canada, excluding certain Asian countries.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)The following acquisitions and other business development activity impacted financial results for the periods presented:
▪On December 28, 2020, Myovant Sciences (Myovant) and Pfizer announced a collaboration to jointly develop and commercialize relugolix in advanced prostate cancer and women’s health in the U.S. and Canada, beginning in early 2021. Under the terms of the agreement, Myovant is entitled to receive up to $4.35 billion in total milestone payments -- including a $650 million up-front payment -- if certain regulatory and commercial milestones are achieved.
▪On November 16, 2020, Pfizer completed the transaction to spin off its Upjohn Business and combine it with Mylan N.V. (Mylan) to form Viatris Inc. Under the terms of the transaction, which was structured as an all-stock Reverse Morris Trust, Upjohn Inc. was spun off to Pfizer stockholders by way of a pro rata distribution and immediately thereafter combined with Mylan. As a result of this transaction, historical contributions from the Upjohn Business are being treated as a discontinued operation.
▪On September 30, 2020, Pfizer and CStone Pharmaceuticals (CStone) announced the formation of a strategic collaboration between CStone and multiple subsidiaries of Pfizer which encompasses a $200 million equity investment by Pfizer in CStone, a collaboration for the development and commercialization of CStone’s PD-L1 antibody (sugemalimab) and a framework between the companies to bring additional oncology assets to the Greater China market.
▪On June 8, 2020, Valneva SE (Valneva) announced that the antitrust-related condition precedent was met and, consequently, the agreement between Valneva and Pfizer that was previously announced in April 2020 became effective. Under the terms of the agreement, the companies will co-develop and commercialize Valneva’s Lyme disease vaccine candidate VLA15, which is currently in Phase 2 clinical studies. In connection with the agreement, Pfizer paid Valneva an upfront cash payment of $130 million in second-quarter 2020.
▪On April 9, 2020, Pfizer signed a global agreement with BioNTech to co-develop a first-in-class, mRNA-based coronavirus vaccine program, BNT162, aimed at preventing COVID-19 infection. In connection with the agreement, Pfizer paid BioNTech an upfront cash payment of $72 million in second-quarter 2020. Pfizer also made an equity investment of $113 million in BioNTech common stock. Pfizer made an additional investment of $50 million in common stock of BioNTech as part of an underwritten equity offering by BioNTech, which closed in July 2020.

▪On July 31, 2019, Pfizer and GlaxoSmithKline plc (GSK) completed a transaction that combined the two companies’ respective consumer healthcare businesses into a joint venture (JV), operating under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business to the JV, Pfizer received a 32% equity stake in the JV and GSK owns the remaining 68% of the JV. Upon the closing of the transaction, Pfizer deconsolidated its Consumer Healthcare business and began recording its share of earnings from the Consumer Healthcare JV on a quarterly basis on a one-quarter lag in Other (income)/deductions––net, commencing from August 1, 2019. Therefore, Pfizer recorded its share of the JV’s earnings generated in third-quarter 2020 in its fourth-quarter 2020 operating results. Likewise, Pfizer recorded its share of the JV’s earnings generated in fourth-quarter 2019 and in the first three quarters of 2020 in its operating results for full-year 2020.
▪On July 30, 2019, Pfizer announced the successful completion of its acquisition of Array BioPharma Inc. (Array). Array’s portfolio included two approved products, Braftovi (encorafenib) and Mektovi (binimetinib).
▪On July 1, 2019, Pfizer announced the successful completion of its acquisition of the privately held clinical-stage biotechnology company, Therachon Holding AG.
(2)Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income/(loss)(3) and its components and reported diluted EPS or LPS(3) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to present the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full year of 2020 and 2019. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income/(loss) and its components and diluted EPS or LPS(3).
(3)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income/(loss) and its components are defined as net income/(loss) attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported loss per share (LPS) are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(4)Financial guidance for full-year 2021 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of December 31, 2020, including any one-time upfront payments associated with such transactions.
▪Includes Pfizer’s pro rata share of the Consumer Healthcare joint venture(1) anticipated earnings, which is recorded in Adjusted other (income)/deductions(2) on a one-quarter lag.
▪Reflects an anticipated negative revenue impact of $1.0 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.
▪Exchange rates assumed are as of mid-January 2021. Financial guidance reflects the anticipated favorable impact of approximately $1.4 billion on revenues and approximately $0.09 on Adjusted diluted EPS(2) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2020.
▪Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which currently assumes no share repurchases in 2021.
▪Guidance for Adjusted Other (Income)/Deductions(2) includes an estimated benefit of approximately $300 million resulting from an anticipated change in pension accounting policy to begin recognizing actuarial gains and losses immediately through GAAP earnings compared to how they would have been recognized under the current accounting methodology. This anticipated change is expected to go into effect in the first quarter of 2021 and will require recasting prior period amounts to conform to the new accounting policy.
(5)Success rates are based on a 5-year rolling average for Phase 2 and Phase 3 studies, and a 3-year rolling average for Phase 1 studies, with the cut-off for the Pfizer analysis ending on fiscal year-end 2020 and the cut-off for the industry’s analysis ending on fiscal year-end 2019, which is the most recent information available. The analysis includes only studies involving new molecular entities. The “industry” in this analysis was based on the Pharmaceutical Benchmarking Forum’s participant companies: AbbVie, Inc.; Allergan PLC (which was acquired by AbbVie, Inc. in May 2020); Bayer AG; Bristol-Myers Squibb Company; Eli Lilly and Company; Gilead Sciences, Inc.; Johnson & Johnson Corporation; Merck & Co, Inc.; Novartis AG; Pfizer; Roche, Inc. and Sanofi S.A.
(6)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s fourth quarter and full year for U.S. subsidiaries reflects the three and twelve months ended on December 31, 2020 and December 31, 2019 while Pfizer’s fourth quarter and full year for subsidiaries operating outside the U.S. reflects the three and twelve months ended on November 30, 2020 and November 30, 2019.
(7)References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. However, they can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances excluding exchange rates provides useful information to evaluate Pfizer’s results.
(8)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, gains and losses from equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
(9)BNT162b2 has not been approved or licensed by the U.S. Food and Drug Administration (FDA), but has been authorized for emergency use by the FDA under an Emergency Use Authorization (EUA) to prevent Coronavirus Disease 2019 (COVID-19) for use in individuals 16 years of age and older. The emergency use of this product is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product under Section 564 (b) (1) of the FD&C Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheet for Healthcare Providers Administering Vaccine (Vaccination Providers) including full EUA prescribing information available at www.cvdvaccine.com.

Contacts:	Media		Investors
	Amy Rose	212.733.7410	Chuck Triano	212.733.3901
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2020	2019	(Decr.)	2020	2019	(Decr.)
Revenues	$11,684	$10,449	12	$41,908	$41,172	2
Costs and expenses:
Cost of sales (2), (3)	2,919	2,087	40	8,692	8,251	5
Selling, informational and administrative expenses(2), (3)	3,757	3,748	—	11,615	12,750	(9)
Research and development expenses(2), (3)	3,354	2,755	22	9,405	8,394	12
Amortization of intangible assets(3)	856	995	(14)	3,436	4,462	(23)
Restructuring charges and certain acquisition-related costs(4)	184	333	(45)	600	601	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	—	1	*	(6)	(8,086)	*
Other (income)/deductions––net(5)	436	2,795	(84)	669	3,314	(80)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	178	(2,264)	*	7,497	11,485	(35)
Provision/(benefit) for taxes on income/(loss)(6)	(170)	(1,221)	(86)	477	618	(23)
Income/(loss) from continuing operations	348	(1,043)	*	7,021	10,867	(35)
Income from discontinued operations––net of tax(1)	257	716	(64)	2,631	5,435	(52)
Net income/(loss) before allocation to noncontrolling interests	605	(327)	*	9,652	16,302	(41)
Less: Net income attributable to noncontrolling interests	11	10	7	36	29	23
Net income/(loss) attributable to Pfizer Inc. common shareholders	$594	$(337)	*	$9,616	$16,273	(41)

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.06	$(0.19)	*	$1.26	$1.95	(35)
Income from discontinued operations––net of tax	0.05	0.13	(64)	0.47	0.98	(51)
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.11	$(0.06)	*	$1.73	$2.92	(41)

Earnings/(loss) per common share––diluted(7):
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.06	$(0.19)	*	$1.24	$1.91	(35)
Income from discontinued operations––net of tax	0.05	0.13	(65)	0.47	0.96	(51)
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.10	$(0.06)	*	$1.71	$2.87	(40)
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,562	5,535		5,555	5,569
Diluted(7)	5,662	5,631		5,632	5,675
*Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(1)The financial statements present the three and twelve months ended December 31, 2020 and December 31, 2019. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2020 and November 30, 2019.
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan to form Viatris, an independent publicly traded company. On December 21, 2020, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan) and we transferred the operations that were part of the Mylan-Japan collaboration to Viatris. Beginning in the fourth quarter of 2020, the financial results of the Upjohn Business and the Mylan-Japan collaboration are reported as Income from discontinued operations––net of tax for all periods presented. Prior-period financial information has been restated, as appropriate.
The Array BioPharma Inc. (Array) and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the Consumer Healthcare joint venture (JV) that were completed in 2019, as well as other business development activities in 2020, impacted our results of operations in the periods presented. Upon the closing of the Consumer Healthcare JV transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion, net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. Our financial results, and our Consumer Healthcare business results, for full-year 2019 reflect seven months of Consumer Healthcare business domestic operations and eight months of Consumer Healthcare business international operations. Our financial results for 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the Consumer Healthcare JV on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results (i) for fourth-quarter and full-year 2019 include our share of two months of the Consumer Healthcare JV’s earnings/losses generated in the third quarter of 2019, (ii) for the fourth quarter of 2020 include our share of the Consumer Healthcare JV’s earnings/losses generated in the third quarter of 2020 and (iii) for full-year 2020 include our share of the Consumer Healthcare JV’s earnings/losses generated in the fourth quarter of 2019 and the first nine months of 2020. See footnote (5) below.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.
(3)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization of intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring charges/(credits)––acquisition-related costs(a)	$(3)	$4	$—	$(192)
Restructuring charges/(credits)––cost reduction initiatives(b)	185	300	556	418
Restructuring charges/(credits)	182	304	556	227
Transaction costs(c)	(3)	(1)	10	63
Integration costs and other(d)	5	30	34	311
Restructuring charges and certain acquisition-related costs	$184	$333	$600	$601
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for full-year 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple years. See footnote (6) below.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. For full-year 2019, integration costs and other were mainly related to our acquisitions of Array and Hospira, Inc.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Interest income	$(4)	$(41)	$(73)	$(225)
Interest expense	347	415	1,449	1,573
Net interest expense	343	374	1,376	1,348
Royalty-related income	(246)	(173)	(770)	(646)
Net (gains)/losses on asset disposals	237	1	237	(32)
Net (gains)/losses recognized during the period on equity securities	(132)	(301)	(540)	(454)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(81)	(45)	(326)	(168)
Net periodic benefit costs/(credits) other than service costs	(104)	176	(236)	72
Certain legal matters, net	23	219	28	292
Certain asset impairments(a)	791	2,655	1,691	2,843
Business and legal entity alignment costs(b)	—	—	—	300
Consumer Healthcare JV equity method (income)/loss(c)	(102)	(17)	(298)	(17)
Other, net(d)	(291)	(97)	(493)	(226)
Other (income)/deductions––net	$436	$2,795	$669	$3,314
(a)In the fourth quarter of 2020, primarily includes intangible asset impairment charges of $528 million related to Eucrisa, a finite-lived developed technology right acquired in connection with our acquisition of Anacor Pharmaceuticals, Inc. and reflects updated commercial forecasts mainly reflecting competitive pressures. Full-year 2020 primarily includes $900 million related to in-process research and development (IPR&D) assets acquired in connection with our Array acquisition and the $528 million related to Eucrisa, noted above. In the fourth quarter and full-year 2019, primarily included an intangible asset impairment charge of $2.6 billion, related to Eucrisa, and reflects updated commercial forecasts mainly reflecting competitive pressures. In full-year 2019, also included intangible asset impairment charges of $181 million, $90 million of which represented IPR&D related to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases.
(b)In 2019, represented incremental costs associated with the design, planning and implementation of our then new business structure, effective in the beginning of 2019, and primarily included consulting, legal, tax and other advisory services.
(c)The income for the fourth quarter and full-year 2020 represents our pro-rata share of earnings from the Consumer Healthcare JV, partially offset by equity method basis difference write-offs and amortization. For additional information, see footnote (1) above.
(d)The fourth quarter and full-year 2020 include, among other things, dividend income of $82 million for the fourth quarter and $278 million for full-year 2020 from our investment in ViiV Healthcare Limited (ViiV). The fourth quarter of 2019 included, among other things, dividend income of $36 million from our investment in ViiV. Full-year 2019 included, among other things, (i) dividend income of $220 million from our investment in ViiV, (ii) charges of $152 million for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity, associated with the formation of the Consumer Healthcare JV and (iii) net losses on early retirement of debt of $138 million.
(6)The decrease in tax benefits for the fourth quarter of 2020, compared to the fourth quarter of 2019, was primarily due to the non-recurrence of the tax benefits related to certain tax initiatives associated with the implementation of a new organizational structure, as well as lower tax benefits related to the impairment of intangible assets. The increase in the effective tax rate for full-year 2020, compared to full-year 2019, was due to the aforementioned factors above as well as (i) the non-recurrence of $1.4 billion in tax benefits, representing taxes and interest, recorded in the second quarter of 2019 due to the favorable settlement of an IRS audit for multiple tax years and (ii) the non-recurrence of a tax benefit recorded in the first nine months of 2019 as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017, partially offset by (iii) the non-recurrence of the tax expense associated with the gain related to the completion of the Consumer Healthcare JV transaction with GSK and (iv) the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.
(7)For fourth-quarter 2019, we used basic weighted average shares of 5,535 million (excluding common-share equivalents) to calculate Loss per common share––diluted on Net loss attributable to Pfizer Inc. common shareholders.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$11,684	$—	$—	$—	$—	$11,684
Cost of sales(5), (6)	2,919	4	—	—	(32)	2,891
Selling, informational and administrative expenses(5), (6)	3,757	(1)	—	—	(172)	3,584
Research and development expenses (5), (6)	3,354	1	—	—	(284)	3,071
Amortization of intangible assets(6)	856	(787)	—	—	—	70
Restructuring charges and certain acquisition-related costs	184	—	1	—	(185)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	436	14	—	—	(1,046)	(596)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	178	769	(1)	—	1,719	2,665
Provision/(benefit) for taxes on income/(loss)	(170)	123	(2)	—	338	288
Income/(loss) from continuing operations	348	647	1	—	1,382	2,377
Income from discontinued operations––net of tax(1)	257	—	—	(257)	—	—
Net income/(loss) attributable to noncontrolling interests	11	—	—	—	—	11
Net income/(loss) attributable to Pfizer Inc. common shareholders	594	647	1	(257)	1,382	2,366
Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted	0.10	0.11	—	(0.05)	0.24	0.42

	Full-Year Ended December 31, 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$41,908	$—	$—	$—	$—	$41,908
Cost of sales(5), (6)	8,692	18	—	—	(118)	8,592
Selling, informational and administrative expenses(5), (6)	11,615	(2)	—	—	(489)	11,124
Research and development expenses (5), (6)	9,405	5	—	—	(526)	8,884
Amortization of intangible assets(6)	3,436	(3,152)	—	—	—	284
Restructuring charges and certain acquisition-related costs	600	—	(44)	—	(556)	—
(Gain) on completion of Consumer Healthcare JV transaction	(6)	—	—	—	6	—
Other (income)/deductions––net(7)	669	(75)	—	—	(2,068)	(1,474)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	7,497	3,206	44	—	3,752	14,499
Provision/(benefit) for taxes on income/(loss)	477	668	9	—	803	1,957
Income/(loss) from continuing operations	7,021	2,537	35	—	2,948	12,541
Income from discontinued operations––net of tax(1)	2,631	—	—	(2,631)	—	—
Net income/(loss) attributable to noncontrolling interests	36	—	—	—	—	36
Net income/(loss) attributable to Pfizer Inc. common shareholders	9,616	2,537	35	(2,631)	2,948	12,506
Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted	1.71	0.45	0.01	(0.47)	0.52	2.22

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2019
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$10,449	$—	$—	$—	$—	$10,449
Cost of sales(5), (6)	2,087	5	—	—	(13)	2,078
Selling, informational and administrative expenses(5), (6)	3,748	—	—	—	(124)	3,624
Research and development expenses(5), (6)	2,755	1	—	—	(291)	2,465
Amortization of intangible assets(6)	995	(925)	—	—	—	70
Restructuring charges and certain acquisition-related costs	333	—	(33)	—	(300)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	1	—	—	—	(1)	—
Other (income)/deductions––net(7)	2,795	(21)	—	—	(2,868)	(94)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(2,264)	940	33	—	3,598	2,306
Provision/(benefit) for taxes on income/(loss)	(1,221)	157	(10)	—	1,316	241
Income/(loss) from continuing operations	(1,043)	783	43	—	2,282	2,065
Income from discontinued operations––net of tax(1)	716	—	—	(716)	—	—
Net income/(loss) attributable to noncontrolling interests	10	—	—	—	—	10
Net income/(loss) attributable to Pfizer Inc. common shareholders	(337)	783	43	(716)	2,282	2,055
Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted(8)	(0.06)	0.14	0.01	(0.13)	0.41	0.36

	Full-Year Ended December 31, 2019
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$41,172	$—	$—	$—	$—	$41,172
Cost of sales(5), (6)	8,251	19	—	—	(208)	8,062
Selling, informational and administrative expenses(5), (6)	12,750	2	(2)	—	(263)	12,488
Research and development expenses(5), (6)	8,394	4	—	—	(663)	7,736
Amortization of intangible assets(6)	4,462	(4,191)	—	—	—	271
Restructuring charges and certain acquisition-related costs	601	—	(183)	—	(418)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	(8,086)	—	—	—	8,086	—
Other (income)/deductions––net(7)	3,314	(21)	—	—	(3,563)	(270)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	11,485	4,186	185	—	(2,971)	12,885
Provision/(benefit) for taxes on income/(loss)	618	823	59	—	539	2,039
Income/(loss) from continuing operations	10,867	3,363	126	—	(3,510)	10,846
Income from discontinued operations––net of tax(1)	5,435	—	—	(5,435)	—	—
Net income/(loss) attributable to noncontrolling interests	29	—	—	—	—	29
Net income/(loss) attributable to Pfizer Inc. common shareholders	16,273	3,363	126	(5,435)	(3,510)	10,817
Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted	2.87	0.59	0.02	(0.96)	(0.62)	1.91

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan to form Viatris, an independent publicly traded company. On December 21, 2020, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan) and we transferred the operations that were part of the Mylan-Japan collaboration to Viatris. Beginning in the fourth quarter of 2020, the financial results of the Upjohn Business and the Mylan-Japan collaboration are reported as Income from discontinued operations––net of tax for all periods presented. Prior-period financial information has been restated, as appropriate.
The Array BioPharma Inc. (Array) and Therachon Holding AG (Therachon) acquisitions and the contribution of our Consumer Healthcare business to the Consumer Healthcare joint venture (JV) that were completed in 2019, as well as other business development activities in 2020, impacted our results of operations in the periods presented. Upon the closing of the Consumer Healthcare JV transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion, net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. Our financial results, and our Consumer Healthcare business results, for full-year 2019 reflect seven months of Consumer Healthcare business domestic operations and eight months of Consumer Healthcare business international operations. Our financial results for 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the Consumer Healthcare JV on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results (i) for fourth-quarter and full-year 2019 include our share of two months of the Consumer Healthcare JV’s earnings/losses generated in the third quarter of 2019, (ii) for the fourth quarter of 2020 include our share of the Consumer Healthcare JV’s earnings/losses generated in the third quarter of 2020 and (iii) for full-year 2020 include our share of the Consumer Healthcare JV’s earnings/losses generated in the fourth quarter of 2019 and the first nine months of 2020. For the non-GAAP measure of Adjusted Earnings (see footnote (4) below), charges primarily related to our pro rata share of restructuring and business combination accounting charges recorded by the Consumer Healthcare JV have been excluded from the measure.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.
The financial statements present the three and twelve months ended December 31, 2020 and December 31, 2019. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2020 and November 30, 2019.
(2)Acquisition-related items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring charges/(credits)(a)	$(3)	$4	$—	$(192)
Transaction costs(b)	(3)	(1)	10	63
Integration costs and other(c)	5	30	34	311
Additional depreciation––asset restructuring(d)	—	1	—	3
Total acquisition-related items––pre-tax	(1)	33	44	185
Income taxes(e)	2	10	(9)	(59)
Total acquisition-related items––net of tax	$1	$43	$35	$126
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for full-year 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple years. All of these items are included in Restructuring charges and certain acquisition-related costs.
(b)Transaction costs represent external costs for banking, legal, accounting and other similar services. All of these items are included in Restructuring charges and certain acquisition-related costs.
(c)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. For full-year 2019, integration costs and other were mainly related to our acquisitions of Array and Hospira, Inc. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.
(d)Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the fourth quarter and full-year 2019, primarily included in Selling, informational and administrative expenses.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(e)Included in Provision/(benefit) for taxes on income/(loss). Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying the applicable tax rate. Full-year 2019 includes the impact of the non-taxable reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of an IRS audit for multiple tax years.
(3)Certain significant items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring charges/(credits)––cost reduction initiatives(a)	$185	$300	$556	$418
Implementation costs and additional depreciation––asset restructuring(b)	105	60	257	192
Net (gains)/losses on asset disposals(c)	238	—	238	—
Net (gains)/losses recognized during the period on equity securities(c)	(128)	(276)	(557)	(415)
Certain legal matters, net(c)	18	219	24	291
Certain asset impairments(c)	791	2,648	1,691	2,798
Business and legal entity alignment costs(d)	58	101	270	412
(Gain) on completion of Consumer Healthcare JV transaction(e)	—	1	(6)	(8,086)
Other(f)	452	545	1,278	1,418
Total certain significant items––pre-tax	1,719	3,598	3,752	(2,971)
Income taxes(g)	(338)	(1,316)	(803)	(539)
Total certain significant items––net of tax	$1,382	$2,282	$2,948	$(3,510)
(a)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs.
(b)Relates to our cost-reduction and productivity initiatives not related to acquisitions. Primarily included in Cost of sales ($22 million) and Selling, informational and administrative expenses ($83 million) for the fourth quarter of 2020. Primarily included in Cost of sales ($62 million) and Selling, informational and administrative expenses ($197 million) for full-year 2020. Primarily included in Cost of sales ($26 million) and Selling, informational and administrative expenses ($25 million) for the fourth quarter of 2019. Included in Cost of sales ($89 million), Selling, informational and administrative expenses ($73 million) and Research and development expenses ($30 million) for full-year 2019.
(c)Included in Other (income)/deductions––net. See Note (5) to Consolidated Statements of Income above.
(d)For the fourth quarter of 2020, primarily included in Selling, informational and administrative expenses ($49 million) and for full-year 2020, included in Cost of sales ($51 million), Selling, informational and administrative expenses ($206 million) and Research and development expenses ($13 million) and primarily represents costs for consulting, legal, tax and other advisory services associated with the internal reorganization of legal entities. In the fourth quarter of 2019, primarily included in Cost of sales ($15 million) and Selling, informational and administrative expenses ($85 million) and for full-year 2019, primarily included in Cost of sales ($15 million), Selling, informational and administrative expenses ($96 million) and Other (income)/deductions––net ($300 million) and primarily represents incremental costs for consulting, legal, tax and other advisory services associated with the design, planning and implementation of our then new business structure, effective in the beginning of 2019.
(e)Included in (Gain) on completion of Consumer Healthcare JV transaction. See note (1) above.
(f)For the fourth quarter of 2020, included in Selling, informational and administrative expenses ($40 million), Research and development expenses ($284 million) and Other (income)/deductions––net ($127 million). For full-year 2020, primarily included in Selling, informational and administrative expenses ($86 million), Research and development expenses ($515 million) and Other (income)/deductions––net ($672 million). For the fourth quarter of 2019, included in Cost of sales ($27 million income), Selling, informational and administrative expenses ($14 million), Research and development expenses ($282 million) and Other (income)/deductions––net ($276 million). For full-year 2019, included in Cost of sales ($104 million), Selling, informational and administrative expenses ($94 million), Research and development expenses ($632 million) and Other (income)/deductions––net ($589 million). The fourth quarter and full-year 2020 include the following charges recorded in Research and
(g)development expenses: (i) $151 million, representing the expense portion of our upfront payment to Myovant Sciences, Ltd., (ii) a $75 million milestone payment to Akcea Therapeutics, Inc. (Akcea) and (iii) a $50 million milestone payment to Therachon. Full-year 2020 also includes, among other things, (i) upfront payments of $130 million to Valneva SE and $72 million to BioNTech SE, which were both recorded to Research and development expenses, (ii) charges of $367 million recorded in Other (income)/deductions––net, primarily representing our pro rata share of restructuring and business combination accounting charges recorded by the Consumer Healthcare JV,

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
partially offset by gains from the divestiture of certain of the joint venture’s brands recorded by the Consumer Healthcare JV, and our write-off and amortization of equity method basis differences primarily related to those brand divestitures and to inventory (see footnote (1) above), and (iii) $198 million of settlement losses within the U.S. Pfizer Consolidated Pension Plan. The fourth quarter and full-year 2019 included, among other things, (i) an upfront license fee payment of $250 million to Akcea, recorded in Research and development expenses and (ii) charges of $112 million recorded in Other (income)/deductions––net representing our pro rata share of primarily restructuring and business combination accounting charges recorded by the Consumer Healthcare JV. See footnote (1) above. Full-year 2019 also included, among other things, (i) a $337 million charge in Research and development expenses related to our acquisition of Therachon, (ii) net losses on early retirement of debt of $138 million in Other (income)/deductions––net, (iii) a $99 million charge in Cost of sales related to rivipansel, primarily for inventory manufactured for expected future sale and (iv) charges of $240 million, primarily in Selling, informational and administrative expenses ($87 million) and Other (income)/deductions––net ($152 million), for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity associated with the formation of the Consumer Healthcare JV.
(h)Included in Provision/(benefit) for taxes on income/(loss). Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying the applicable tax rate. Full-year 2020 was favorably impacted by tax benefits associated with intangible asset impairment charges discussed in Note (5) to Consolidated Statements of Income above. The fourth quarter and full-year 2019 were favorably impacted by the benefits related to certain tax initiatives associated with the implementation of our then new organizational structure. Full-year 2019 was unfavorably impacted by the tax expense associated with the gain related to the completion of the Consumer Healthcare JV transaction with GSK and favorably impacted by a benefit of $1.4 billion, representing tax and interest, resulting from the favorable settlement of an IRS audit for multiple tax years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the U.S. Tax Cuts and Jobs Act of 2017.
(4)Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented solely to permit investors to more fully understand how management assesses performance.
(5)Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.
(6)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization of intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(7)Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Interest income	$(4)	$(41)	$(72)	$(225)
Interest expense	350	421	1,468	1,596
Net interest expense	346	380	1,396	1,371
Royalty-related income	(246)	(173)	(770)	(646)
Net (gains)/losses on asset disposals	(1)	1	(2)	(32)
Net (gains)/losses recognized during the period on equity securities	(4)	(25)	17	(39)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(81)	(45)	(326)	(168)
Net periodic benefit costs/(credits) other than service costs	(139)	23	(473)	(101)
Certain legal matters, net	5	—	5	1
Certain asset impairments	—	7	—	46
Consumer Healthcare JV equity method (income)/loss	(173)	(129)	(665)	(129)
Other, net	(302)	(134)	(655)	(572)
Non-GAAP Adjusted Other (income)/deductions––net	$(596)	$(94)	$(1,474)	$(270)
For additional information regarding the adjustments, see the accompanying reconciliations. See Note (5) to the Consolidated Statements of Income above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (3) above.
(8)For fourth-quarter 2019, we used basic weighted average shares of 5,535 million (excluding common-share equivalents) to calculate GAAP Reported Loss per common share––diluted on Net loss attributable to Pfizer Inc. common shareholders, and we used diluted weighted average shares of 5,631 million to calculate both the Non-GAAP Adjusted Earnings per common share attributable to Pfizer Inc. common shareholders––diluted and the related Earnings per common share attributable to Pfizer Inc. common shareholders––diluted for the adjustments to reconcile GAAP Reported to Non-GAAP Adjusted information.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2020 and 2019 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2020	2019	% Change		2020	2019	% Change	2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$11,684	$10,449	12%	11%	$5,885	$5,124	15%	$5,800	$5,326	9%	7%
Internal Medicine(b)	$2,308	$2,282	1%	1%	$1,129	$1,195	(6%)	$1,179	$1,087	8%	8%
Eliquis alliance revenues and direct sales	1,262	1,099	15%	14%	604	575	5%	658	524	26%	24%
Chantix/Champix	191	282	(32%)	(33%)	141	233	(40%)	50	49	3%	1%
Premarin family	208	192	9%	9%	197	179	10%	11	12	(6%)	(4%)
BMP2	77	75	2%	2%	77	75	2%	—	—	—	—
Toviaz	69	64	9%	7%	25	15	63%	44	48	(8%)	(11%)
All other Internal Medicine	500	571	(12%)	(12%)	85	117	(27%)	415	454	(9%)	(8%)
Oncology	$3,024	$2,466	23%	21%	$1,945	$1,561	25%	$1,078	$906	19%	16%
Ibrance	1,436	1,283	12%	11%	945	846	12%	491	437	12%	9%
Xtandi alliance revenues	283	244	16%	16%	283	244	16%	—	—	—	—
Sutent	203	231	(12%)	(13%)	54	66	(18%)	149	166	(10%)	(11%)
Inlyta	228	161	42%	41%	152	110	38%	76	51	50%	46%
Xalkori	135	145	(7%)	(9%)	33	38	(15%)	103	107	(4%)	(7%)
Bosulif	126	98	29%	27%	85	65	29%	41	32	28%	24%
Retacrit(c)	108	79	37%	35%	74	54	37%	34	24	38%	30%
Lorbrena	62	38	64%	61%	31	23	33%	31	15	*	*
Ruxience(c)	92	(1)	*	*	88	(1)	*	4	—	*	*
Braftovi	45	30	51%	51%	45	30	51%	—	—	—	—
Zirabev(c)	79	1	*	*	32	—	*	48	1	*	*
Mektovi	39	30	29%	29%	39	30	29%	—	—	—	—
All other Oncology	186	128	46%	44%	86	55	56%	101	73	38%	37%
Hospital(b), (d)	$2,220	$2,056	8%	7%	$877	$818	7%	$1,343	$1,238	9%	7%
Sulperazon	186	179	4%	(1%)	—	—	—	186	179	4%	(1%)
Medrol	107	121	(11%)	(12%)	51	61	(17%)	57	60	(5%)	(7%)
EpiPen(b)	63	65	(4%)	(5%)	48	51	(7%)	15	14	4%	3%
Zithromax	58	82	(29%)	(31%)	2	(1)	*	56	83	(32%)	(34%)
Vfend	69	80	(13%)	(16%)	3	2	67%	66	78	(15%)	(17%)
Panzyga	71	76	(6%)	(6%)	71	76	(6%)	—	—	—	—
Precedex	48	39	24%	26%	27	16	75%	21	23	(10%)	(6%)
Fragmin	75	68	9%	7%	2	2	(28%)	73	66	11%	9%
Zyvox	46	56	(19%)	(19%)	5	3	43%	41	53	(23%)	(23%)
Zavicefta	68	41	64%	68%	—	—	—	68	41	65%	68%
Pfizer CentreOne(e)	308	254	21%	19%	114	141	(19%)	194	114	71%	66%
All other Anti-infectives	403	399	1%	1%	121	110	10%	283	289	(2%)	(2%)
All other Hospital(d)	717	594	21%	19%	434	357	22%	283	238	19%	16%
Vaccines	$2,001	$1,708	17%	16%	$963	$724	33%	$1,038	$984	5%	4%
Prevnar 13/Prevenar 13	1,750	1,579	11%	10%	786	711	11%	964	868	11%	10%
Nimenrix	40	70	(43%)	(43%)	—	—	—	40	70	(43%)	(43%)
FSME/IMMUN-TicoVac	27	23	17%	10%	—	—	—	27	23	17%	10%
BNT162b2	154	—	*	*	154	—	*	—	—	—	—
All other Vaccines	30	36	(18%)	(19%)	22	13	67%	7	23	(69%)	(70%)
Inflammation & Immunology (I&I)	$1,267	$1,251	1%	—	$628	$573	10%	$639	$677	(6%)	(7%)
Xeljanz	696	607	15%	14%	493	435	13%	203	172	18%	16%
Enbrel (Outside the U.S. and Canada)	345	414	(17%)	(18%)	—	—	—	345	414	(17%)	(18%)
Inflectra/Remsima(c)	188	179	5%	4%	97	91	6%	91	87	5%	2%
All other I&I	38	51	(26%)	(25%)	38	47	(19%)	—	4	*	(99%)
Rare Disease	$865	$686	26%	24%	$342	$252	36%	$523	$434	20%	17%
Vyndaqel/Vyndamax	429	213	*	96%	183	104	76%	246	109	*	*
BeneFIX	117	117	—	(1%)	63	52	22%	54	65	(17%)	(18%)
Genotropin	112	142	(21%)	(21%)	36	36	—	76	106	(28%)	(28%)
Refacto AF/Xyntha	97	107	(9%)	(11%)	20	22	(8%)	77	86	(10%)	(12%)
Somavert	79	72	9%	6%	32	31	5%	47	42	12%	7%
All other Rare Disease	31	35	(11%)	(6%)	8	8	(1%)	23	27	(14%)	(7%)
Consumer Healthcare Business(f)	$—	$—	—	—	$—	$—	—	$—	$—	—	—
Total Alliance revenues	$1,382	$1,230	12%	10%	$903	$825	10%	$478	$406	18%	12%
Total Biosimilars(c)	$525	$279	88%	86%	$311	$149	*	$214	$130	65%	60%
Total Sterile Injectable Pharmaceuticals(b), (g)	$1,490	$1,327	12%	11%	$698	$612	14%	$792	$715	11%	9%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2020 and 2019 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2020	2019	% Change		2020	2019	% Change		2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$2,351	$1,987	18%	11%	$1,063	$1,045	2%	(1%)	$2,386	$2,293	4%	7%
Internal Medicine(b)	$563	$489	15%	8%	$231	$261	(11%)	(14%)	$385	$337	14%	23%
Eliquis alliance revenues and direct sales	373	303	23%	16%	107	107	—	(3%)	178	114	57%	70%
Chantix/Champix	26	20	30%	22%	17	18	(6%)	(9%)	7	11	(34%)	(23%)
Premarin family	—	—	—	—	6	6	(3%)	(5%)	5	6	(9%)	(2%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	19	17	6%	—	23	28	(17%)	(19%)	3	3	(8%)	4%
All other Internal Medicine	145	148	(2%)	(8%)	78	102	(23%)	(25%)	192	204	(6%)	1%
Oncology	$526	$419	26%	18%	$210	$187	12%	10%	$341	$300	14%	17%
Ibrance	270	240	12%	6%	102	95	7%	4%	119	102	17%	24%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Sutent	62	67	(8%)	(13%)	22	26	(14%)	(16%)	66	73	(10%)	(8%)
Inlyta	32	11	*	*	20	20	3%	—	24	20	21%	26%
Xalkori	28	28	1%	(6%)	12	12	(4%)	(6%)	62	67	(6%)	(8%)
Bosulif	23	16	43%	34%	14	13	11%	8%	4	3	26%	31%
Retacrit(c)	28	24	18%	10%	—	—	—	—	6	1	*	*
Lorbrena	15	6	*	*	10	8	26%	22%	6	1	*	*
Ruxience(c)	1	—	*	*	4	—	*	*	—	—	—	—
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Zirabev(c)	37	—	*	*	8	1	*	*	2	—	*	*
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	30	26	14%	7%	18	13	46%	42%	52	34	55%	59%
Hospital(b), (d)	$279	$235	18%	12%	$180	$194	(7%)	(10%)	$884	$808	9%	9%
Sulperazon	—	—	—	—	2	3	(32%)	(34%)	184	176	4%	—
Medrol	16	18	(7%)	(13%)	10	12	(16%)	(18%)	30	30	1%	2%
EpiPen(b)	—	—	—	—	15	14	4%	3%	—	—	—	—
Zithromax	21	12	73%	63%	6	11	(47%)	(49%)	30	60	(50%)	(50%)
Vfend	5	5	(1%)	(7%)	12	18	(32%)	(34%)	49	56	(11%)	(13%)
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Precedex	—	—	—	—	5	10	(51%)	(52%)	16	13	24%	31%
Fragmin	36	31	14%	8%	15	17	(15%)	(15%)	22	17	30%	33%
Zyvox	2	2	2%	(5%)	6	9	(34%)	(36%)	33	42	(21%)	(21%)
Zavicefta	24	17	40%	32%	—	—	—	—	44	24	82%	95%
Pfizer CentreOne(e)	59	46	28%	22%	8	5	48%	46%	128	62	*	*
All other Anti-infectives	70	62	12%	5%	26	29	(12%)	(15%)	187	198	(5%)	(2%)
All other Hospital(d)	46	42	9%	3%	76	66	16%	12%	160	130	23%	22%
Vaccines	$404	$318	27%	19%	$139	$117	19%	16%	$495	$549	(10%)	(7%)
Prevnar 13/Prevenar 13	349	241	45%	36%	133	112	20%	16%	481	515	(7%)	(4%)
Nimenrix	28	38	(27%)	(32%)	4	3	18%	13%	9	29	(69%)	(65%)
FSME/IMMUN-TicoVac	24	20	18%	10%	—	—	—	—	3	3	8%	3%
BNT162b2	—	—	—	—	—	—	—	—	—	—	—	—
All other Vaccines	4	19	(79%)	(80%)	1	2	(23%)	(23%)	2	2	(14%)	(15%)
Inflammation & Immunology (I&I)	$305	$328	(7%)	(13%)	$153	$154	(1%)	(4%)	$181	$195	(7%)	(1%)
Xeljanz	86	70	23%	15%	71	63	13%	10%	47	40	17%	26%
Enbrel (Outside the U.S. and Canada)	166	196	(15%)	(20%)	53	70	(24%)	(27%)	126	149	(16%)	(11%)
Inflectra/Remsima(c)	64	71	(10%)	(15%)	20	10	92%	90%	7	6	26%	54%
All other I&I	(11)	(8)	33%	25%	10	12	(18%)	(20%)	1	—	*	*
Rare Disease	$273	$198	38%	29%	$149	$132	13%	10%	$100	$104	(4%)	2%
Vyndaqel/Vyndamax	141	53	*	*	94	51	83%	78%	11	5	*	*
BeneFIX	20	22	(8%)	(14%)	14	18	(22%)	(24%)	19	25	(22%)	(19%)
Genotropin	33	38	(14%)	(19%)	24	41	(41%)	(43%)	19	27	(29%)	(20%)
Refacto AF/Xyntha	40	48	(17%)	(22%)	6	10	(43%)	(45%)	32	27	15%	18%
Somavert	37	32	14%	7%	6	6	2%	1%	4	4	6%	13%
All other Rare Disease	2	5	(54%)	(55%)	6	6	3%	1%	15	16	(7%)	5%
Consumer Healthcare Business(f)	$—	$—	—	—	$—	$—	—	—	$—	$—	—	—
Total Alliance revenues	$360	$290	24%	17%	$118	$115	3%	—	$1	$1	(13%)	*
Total Biosimilars(c)	$152	$108	41%	32%	$35	$12	*	*	$27	$10	*	*
Total Sterile Injectable Pharmaceuticals(b), (g)	$137	$121	13%	6%	$111	$113	(2%)	(4%)	$544	$481	13%	13%

PFIZER INC. - REVENUES
TWELVE MONTHS 2020 and 2019 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2020	2019	% Change		2020	2019	% Change	2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$41,908	$41,172	2%	3%	$21,712	$20,593	5%	$20,196	$20,579	(2%)	—
Internal Medicine(b)	$9,003	$8,790	2%	3%	$4,764	$4,764	—	$4,238	$4,025	5%	7%
Eliquis alliance revenues and direct sales	4,949	4,220	17%	18%	2,688	2,343	15%	2,260	1,877	20%	22%
Chantix/Champix	919	1,107	(17%)	(17%)	716	899	(20%)	203	208	(2%)	(1%)
Premarin family	680	734	(7%)	(7%)	637	690	(8%)	42	44	(5%)	(1%)
BMP2	274	287	(5%)	(5%)	274	287	(5%)	—	—	—	—
Toviaz	252	250	1%	1%	83	70	18%	170	180	(6%)	(6%)
All other Internal Medicine	1,930	2,192	(12%)	(9%)	367	476	(23%)	1,562	1,716	(9%)	(6%)
Oncology	$10,867	$9,014	21%	21%	$7,048	$5,591	26%	$3,819	$3,422	12%	13%
Ibrance	5,392	4,961	9%	9%	3,634	3,250	12%	1,758	1,710	3%	5%
Xtandi alliance revenues	1,024	838	22%	22%	1,024	838	22%	—	—	—	—
Sutent	819	936	(12%)	(11%)	223	283	(21%)	597	653	(9%)	(6%)
Inlyta	787	477	65%	66%	523	295	78%	264	182	45%	47%
Xalkori	544	530	3%	4%	138	149	(7%)	406	381	7%	8%
Bosulif	450	365	23%	23%	304	243	25%	146	122	20%	19%
Retacrit(c)	386	225	71%	71%	278	141	98%	107	85	27%	26%
Lorbrena	204	115	78%	77%	112	77	46%	92	38	*	*
Ruxience(c)	170	(1)	*	*	164	(1)	*	6	—	*	*
Braftovi	160	48	*	*	160	48	*	—	—	—	—
Zirabev(c)	143	1	*	*	63	—	*	80	1	*	*
Mektovi	142	49	*	*	142	49	*	—	—	—	—
All other Oncology	645	470	37%	38%	282	219	29%	363	251	45%	47%
Hospital(b), (d)	$7,961	$7,772	2%	3%	$3,362	$3,081	9%	$4,599	$4,691	(2%)	—
Sulperazon	618	684	(10%)	(9%)	—	—	—	618	684	(10%)	(9%)
Medrol	402	469	(14%)	(14%)	198	248	(20%)	204	221	(8%)	(7%)
EpiPen(b)	297	303	(2%)	(2%)	242	248	(3%)	55	55	—	2%
Zithromax	276	336	(18%)	(17%)	5	(1)	*	271	338	(20%)	(19%)
Vfend	270	346	(22%)	(21%)	20	13	61%	250	333	(25%)	(24%)
Panzyga	269	183	47%	47%	269	183	47%	—	—	—	—
Precedex	260	155	68%	72%	176	61	*	84	94	(10%)	(4%)
Fragmin	252	253	—	1%	7	9	(24%)	245	244	1%	2%
Zyvox	222	251	(12%)	(10%)	22	27	(18%)	200	225	(11%)	(9%)
Zavicefta	212	108	96%	*	—	1	(64%)	211	107	97%	*
Pfizer CentreOne(e)	926	810	14%	14%	400	437	(8%)	526	374	41%	40%
All other Anti-infectives	1,455	1,592	(9%)	(7%)	441	488	(10%)	1,013	1,104	(8%)	(5%)
All other Hospital(d)	2,502	2,281	10%	10%	1,581	1,368	16%	921	913	1%	2%
Vaccines	$6,575	$6,504	1%	2%	$3,180	$3,331	(5%)	$3,395	$3,173	7%	9%
Prevnar 13/Prevenar 13	5,850	5,847	—	1%	2,930	3,209	(9%)	2,920	2,638	11%	13%
Nimenrix	221	230	(4%)	(2%)	—	—	—	221	230	(4%)	(2%)
FSME/IMMUN-TicoVac	196	220	(11%)	(11%)	—	—	—	196	220	(11%)	(11%)
BNT162b2	154	—	*	*	154	—	*	—	—	—	—
All other Vaccines	154	207	(26%)	(25%)	96	122	(21%)	58	86	(33%)	(32%)
Inflammation & Immunology (I&I)	$4,567	$4,733	(4%)	(3%)	$2,162	$2,077	4%	$2,405	$2,655	(9%)	(8%)
Xeljanz	2,437	2,242	9%	9%	1,706	1,636	4%	731	606	21%	23%
Enbrel (Outside the U.S. and Canada)	1,350	1,699	(21%)	(19%)	—	—	—	1,350	1,699	(21%)	(19%)
Inflectra/Remsima(c)	659	625	5%	6%	341	300	14%	318	325	(2%)	(1%)
All other I&I	121	167	(28%)	(28%)	115	142	(19%)	6	25	(76%)	(76%)
Rare Disease	$2,936	$2,278	29%	29%	$1,196	$760	57%	$1,740	$1,518	15%	16%
Vyndaqel/Vyndamax	1,288	473	*	*	613	191	*	675	282	*	*
BeneFIX	454	488	(7%)	(6%)	239	242	(1%)	215	246	(13%)	(11%)
Genotropin	427	498	(14%)	(13%)	128	93	38%	299	405	(26%)	(25%)
Refacto AF/Xyntha	370	426	(13%)	(12%)	74	92	(20%)	295	333	(11%)	(10%)
Somavert	277	264	5%	5%	108	105	3%	169	159	6%	6%
All other Rare Disease	120	129	(7%)	—	33	37	(10%)	87	92	(5%)	4%
Consumer Healthcare Business(f)	$—	$2,082	(100%)	(100%)	$—	$988	(100%)	$—	$1,094	(100%)	(100%)
Total Alliance revenues	$5,418	$4,648	17%	16%	$3,753	$3,208	17%	$1,664	$1,440	16%	15%
Total Biosimilars(c)	$1,527	$911	68%	68%	$899	$451	99%	$628	$460	36%	37%
Total Sterile Injectable Pharmaceuticals(b), (g)	$5,315	$5,013	6%	7%	$2,636	$2,327	13%	$2,679	$2,686	—	2%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2020 and 2019 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2020	2019	% Change		2020	2019	% Change		2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$7,788	$7,729	1%	—	$4,036	$4,022	—	—	$8,372	$8,828	(5%)	—
Internal Medicine(b)	$1,977	$1,777	11%	10%	$921	$941	(2%)	(3%)	$1,340	$1,308	2%	10%
Eliquis alliance revenues and direct sales	1,272	1,089	17%	16%	404	367	10%	9%	585	421	39%	48%
Chantix/Champix	106	80	32%	32%	64	71	(11%)	(10%)	34	57	(40%)	(35%)
Premarin family	1	2	(11%)	(12%)	22	21	1%	2%	19	22	(10%)	(3%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	66	67	(2%)	(2%)	93	101	(8%)	(9%)	11	11	(5%)	2%
All other Internal Medicine	532	539	(1%)	(2%)	339	380	(11%)	(11%)	691	797	(13%)	(6%)
Oncology	$1,746	$1,667	5%	4%	$785	$674	16%	15%	$1,289	$1,081	19%	27%
Ibrance	910	982	(7%)	(8%)	390	336	16%	15%	458	391	17%	28%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Sutent	246	284	(14%)	(14%)	90	102	(12%)	(12%)	261	266	(2%)	4%
Inlyta	93	40	*	*	80	71	12%	10%	91	70	30%	38%
Xalkori	105	113	(8%)	(8%)	47	49	(5%)	(5%)	254	219	16%	19%
Bosulif	75	62	22%	21%	54	47	16%	14%	17	13	26%	31%
Retacrit(c)	98	83	18%	17%	—	—	—	—	9	2	*	*
Lorbrena	41	11	*	*	37	26	46%	43%	14	1	*	*
Ruxience(c)	1	—	*	*	5	—	*	*	—	—	—	—
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Zirabev(c)	59	—	*	*	18	1	*	*	3	—	*	*
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	119	91	31%	30%	63	41	53%	52%	181	119	52%	59%
Hospital(b), (d)	$943	$897	5%	4%	$706	$758	(7%)	(7%)	$2,950	$3,036	(3%)	—
Sulperazon	—	—	—	—	8	9	(14%)	(16%)	610	675	(10%)	(9%)
Medrol	55	67	(18%)	(19%)	40	43	(6%)	(7%)	109	111	(2%)	—
EpiPen(b)	—	—	—	—	55	55	—	2%	—	—	—	—
Zithromax	55	49	12%	11%	27	39	(31%)	(32%)	190	250	(24%)	(23%)
Vfend	17	21	(18%)	(18%)	54	72	(25%)	(26%)	179	240	(26%)	(24%)
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Precedex	—	—	—	—	27	51	(47%)	(46%)	57	43	33%	47%
Fragmin	121	116	4%	3%	57	63	(10%)	(9%)	68	65	4%	9%
Zyvox	10	12	(20%)	(20%)	26	46	(44%)	(44%)	164	167	(1%)	1%
Zavicefta	77	60	28%	27%	1	—	*	*	133	47	*	*
Pfizer CentreOne(e)	206	162	27%	26%	33	17	94%	92%	287	194	48%	48%
All other Anti-infectives	239	244	(2%)	(3%)	100	113	(12%)	(12%)	674	747	(10%)	(5%)
All other Hospital(d)	162	165	(2%)	(2%)	280	251	11%	13%	478	497	(4%)	(2%)
Vaccines	$1,176	$1,041	13%	11%	$461	$403	14%	14%	$1,759	$1,728	2%	6%
Prevnar 13/Prevenar 13	830	650	28%	25%	441	377	17%	17%	1,649	1,611	2%	7%
Nimenrix	131	129	2%	2%	16	21	(25%)	(24%)	74	80	(7%)	(1%)
FSME/IMMUN-TicoVac	166	190	(13%)	(13%)	—	—	—	—	30	29	3%	5%
BNT162b2	—	—	—	—	—	—	—	—	—	—	—	—
All other Vaccines	48	73	(33%)	(32%)	4	6	(33%)	(33%)	5	7	(26%)	(24%)
Inflammation & Immunology (I&I)	$1,114	$1,323	(16%)	(17%)	$615	$618	(1%)	(1%)	$676	$714	(5%)	3%
Xeljanz	284	241	18%	16%	259	211	23%	22%	188	154	22%	35%
Enbrel (Outside the U.S. and Canada)	628	828	(24%)	(25%)	258	332	(22%)	(23%)	463	539	(14%)	(7%)
Inflectra/Remsima(c)	237	273	(13%)	(14%)	58	32	83%	86%	23	21	11%	32%
All other I&I	(35)	(19)	79%	76%	39	44	(11%)	(12%)	1	—	*	*
Rare Disease	$833	$739	13%	11%	$549	$413	33%	31%	$359	$366	(2%)	6%
Vyndaqel/Vyndamax	324	152	*	*	312	109	*	*	39	21	87%	96%
BeneFIX	77	98	(21%)	(22%)	62	72	(15%)	(14%)	76	76	—	7%
Genotropin	129	156	(17%)	(18%)	103	153	(33%)	(33%)	67	96	(30%)	(22%)
Refacto AF/Xyntha	158	192	(17%)	(18%)	30	40	(26%)	(24%)	107	102	6%	10%
Somavert	132	125	5%	5%	22	20	12%	11%	15	14	6%	16%
All other Rare Disease	12	16	(24%)	(23%)	20	19	6%	7%	55	57	(4%)	11%
Consumer Healthcare Business(f)	$—	$285	(100%)	(100%)	$—	$215	(100%)	(100%)	$—	$594	(100%)	(100%)
Total Alliance revenues	$1,223	$1,043	17%	16%	$439	$395	11%	10%	$2	$2	47%	91%
Total Biosimilars(c)	$465	$395	18%	16%	$90	$35	*	*	$73	$29	*	*
Total Sterile Injectable Pharmaceuticals(b), (g)	$465	$469	(1%)	(2%)	$430	$438	(2%)	(1%)	$1,784	$1,778	—	3%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (h) to (j) below, respectively.
(b)
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan to form Viatris, an independent publicly traded company. On December 21, 2020, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan) and we transferred the operations that were part of the Mylan-Japan collaboration to Viatris. Beginning in the fourth quarter of 2020, the financial results of the Upjohn Business and the Mylan-Japan collaboration are reported as Income from discontinued operations––net of tax for all periods presented. Prior-period financial information has been restated, as appropriate. Prior to the separation of the Upjohn Business, and beginning in 2020, Upjohn began managing our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and the Mylan-Japan collaboration. As a result, revenues associated with our Meridian subsidiary, except for product revenues for EpiPen sold in Canada, and Mylan-Japan were reported in Upjohn beginning in the first quarter of 2020. Beginning in the fourth quarter of 2020, the results of our Meridian subsidiary are reported in the Hospital therapeutic area for all periods presented in our consolidated financial statements.

(c)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima, Retacrit, Ruxience and Zirabev.
(d)
Hospital is a therapeutic area that commercializes our global portfolio of sterile injectable and anti-infective medicines. Hospital also includes Pfizer CentreOne(e). All other Hospital primarily includes revenues from legacy Sterile Injectable Pharmaceuticals (SIP) products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(e)	Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements.
(f)	On July 31, 2019, our Consumer Healthcare business, an over-the-counter medicines business, was combined with GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we own 32%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business. Our financial results and our Consumer Healthcare business results for 2019 reflect seven months of Consumer Healthcare business domestic operations and eight months of Consumer Healthcare business international operations. Our financial results for 2020 do not reflect any contribution from the Consumer Healthcare business.
(g)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital therapeutic area, including anti-infective sterile injectable pharmaceuticals.
(h)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(i)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of February 2, 2021. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance; business plans and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; dividends and share repurchases; reorganizations; plans for and prospects of our acquisitions, dispositions and other business-development activities, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our efforts to respond to COVID-19, including the Pfizer-BioNTech mRNA vaccine (BNT162b2) for COVID-19 and our investigational protease inhibitor; and our expectations regarding the impact of COVID-19 on our business, operations and financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of R&D activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval from regulators on a timely basis or at all; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; the impact of recommendations by technical or advisory committees; and the timing of pricing approvals and product launches;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz study, ORAL Surveillance (A3921133), or any potential actions by regulatory authorities based on analysis of ORAL Surveillance or other data;
•the success and impact of external business-development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) on our business, operations and financial condition and results;
•risks and uncertainties related to our efforts to develop and commercialize a vaccine for prevention of COVID-19 and potential treatment for COVID-19, as well as challenges related to their manufacturing, supply and distribution, including, among others, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with preliminary or clinical data (including the in vitro and Phase 3 data for BNT162b2), including the possibility of unfavorable new preclinical, clinical or safety data and further analyses of existing preclinical, clinical or safety data; the ability to produce comparable clinical or other results, including the rate of vaccine effectiveness and safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial and additional studies or in larger, more diverse populations upon commercialization; the ability of BNT162b2 to prevent COVID-19 caused by emerging virus variants; the risk that more widespread use of the vaccine will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program or other programs will be published in scientific publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from these and any future preclinical and clinical studies; whether and when other biologics license and/or emergency use authorization (EUA) applications may be filed in particular jurisdictions for BNT162b2 or any other potential vaccines that may arise from the BNT162 program, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when any applications that may be pending or filed for BNT162b2 or other vaccines that may result from the BNT162 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s benefits outweigh its known risks and determination of the vaccine’s efficacy and, if approved, whether it will be commercially successful; regulatory decisions impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine, including development of products or therapies by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; the risk that demand for any products may be reduced or no longer exist; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s ultra-low temperature formulation, two-dose schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; the risk that we may not be able to successfully develop other vaccine formulations; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program or potential treatment for COVID-19; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain or scale up manufacturing capacity on a timely basis or maintain access to logistics or supply channels commensurate with global demand for our vaccine or any potential approved treatment, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine within the projected time periods as previously indicated; whether and when additional supply agreements will be reached; uncertainties regarding the ability to obtain recommendations from vaccine advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products, including in the U.S.; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, civil unrest or military action;
•the impact of product recalls, withdrawals and other unusual items;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations outside of the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation;
•governmental laws and regulations affecting our operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals, as well as further clarifications and/or interpretations of, or changes to, existing laws and regulations, including the Tax Cuts and Job Act of 2017;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•our ability to protect our patents and other intellectual property, including against claims of invalidity that could result in loss of exclusivity and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce intellectual property related to our medicines, including our vaccine for prevention of COVID-19 and potential treatments for COVID-19.
We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release.